Exhibit 99.1

BEAZER HOMES

Moderator: Ian McCarthy

January 27, 2005/9:00 a.m. CST

BEAZER HOMES

January 27, 2005
9:00 a.m. CST

Coordinator

Good morning and welcome to the Beazer Homes First Quarter Fiscal 2005 Earnings conference call. All participants will be in a listen-only mode until the question and answer session. Today’s call is being recorded and will be hosted by Ian McCarthy, the company’s Chief Executive Officer. Before he begins Leslie Kratcoski, Vice President of Investor Relations will give instructions on accessing the company’s slide presentation over the Internet and will make comments regarding forward-looking information.

L. Kratcoski

Thank you, Corey. Good morning and welcome to the Beazer Homes Conference Call on our results for the quarter ended December 31, 2004. During this call we will Webcast a synchronized slide presentation. To access the slide presentation, go to the investor home page of beazer.com and click on the Webcast link in the center of the screen. From this site you may submit questions to us electronically.

Before we begin you should be aware that during this call we will be making forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, competition levels, potential liability resulting from construction defect, product liability and warranty claims, the possibility that the Company’s improvement plan for the Midwest will not achieve desired results, and other factors described in the our recent SEC filings including Form S-3/A filed on August 17, 2004 and our Annual Report on Form 10-K for the year ended September 30, 2004. Please see these for further details.

Ian McCarthy, our President and Chief Executive Officer and Jim O’Leary, our Executive Vice President and Chief Financial Officer will give a brief presentation after which they will address any questions you may have. I would like now to turn the call over to Ian McCarthy.

I. McCarthy

Thank you, Leslie. Today we are very pleased to announce record financial results for our first quarter of fiscal 2005. Revenues of $912 million were up 13% and new orders were up 7% both indicating continued strength and favorable conditions in the housing industry and our strong position within the market. Our December quarter net income was $70 million and earnings per share of $4.70, both represent December quarterly records increasing 48% and 38% respectively. This significant improvement in profits can also be seen in our home building gross margin and operating income margin, which increased 340 and 290 basis points respectively.

These record results were achieved despite extremely difficult conditions in the Midwest and Charlotte markets. In the December quarter, new orders totaled 3,545 homes representing an increase of 7% year-over-year. The increase in new home orders for the first quarter resulted from increases in our Southeast, Central and Mid-Atlantic regions. Order growth in the Southeast of 14% was driven by increases in Florida, Georgia, Tennessee and parts of the Carolinas offset primarily by weakness in our Charlotte market. West region order growth was down 9% with lower orders in Northern California and Nevada due to reduced community counts year-over-year offsetting healthy increases in Arizona, Southern California and Colorado.

We achieved substantial order growth in the Mid-Atlantic and Central regions up 60% and 28% respectively with positive contributions from all markets in those regions. Midwest orders were down 8% with declines in most markets. Performance in the Midwest and Charlotte markets continues to be disappointing. The soft economic conditions in these markets and a high degree of competition especially at entry level price points continue to adversely impact results. We continue to work on our improvement plan for these markets in the face of very difficult market conditions.

Our backlog now stands at 8,427 homes with a sales value of approximately $2.35 billion up 18% and 42% respectively from a year ago and representing first quarter records. Our average price in backlog now stands at $279,000 up 20% from the prior year. This results from a strong pricing environment combined with strong closings in markets with higher average sales prices and our continued efforts in widening our price points. We believe that sizable year end backlog provides the basis for continued

strong performance as we move forward in fiscal 2005. I’d now like to turn it over to Jim O’Leary to address in more detail our financial results.

J. O’Leary

Thanks, Ian. For the quarter ended December 31, 2004 revenues totaled almost $912 million, a first quarter record, and a 13% increase over last year’s December quarter. On a last 12 month basis this revenue level achieved in the December quarter yielded calendar year 2004 revenues in excess of $4 billion. This revenue increase was achieved despite a slight decrease in unit closings year-over-year as our average sales price increased to $252,600, a 15% increase year-over-year and a result of improved mix and measured price increases.

In the Southeast, home closing increases in Georgia and Tennessee were offset by lower closings in parts of Florida and the Carolinas due to lingering production delays from last quarter’s hurricane activity and, as Ian has already mentioned, general weakness in the Charlotte market. Closings in the west were also down slightly with increases in Southern California and Colorado offset by lower closings particularly in Northern California, again, due to reduced community count as a delayed community opening caused some closings to fall later this year. This, as with the lingering impact of the hurricane, should be viewed purely as a timing issue as we expect to make up these closings in the next few quarters.

Decreases in the Central region, namely Texas, reflect prior quarters order and general market weakness. While closings increased in the Mid-Atlantic by 16% as we continue to work on bringing production and backlog in line with one another, closings in the Midwest were flat, evidence of the continued weakness we’re experiencing in those markets as well and to a significantly lesser extent, the impact of some severe weather during the quarter. The principle issue again continues to be weak market conditions in those local economies that have yet to show a sustained improvement, notably, Ohio and Indiana. This is particularly the case in the entry level segment which has also been impacted by severe competitive conditions.

As we’ve seen in prior quarters, revenues are increasing at a greater rate than units as we benefit from improved pricing power in most of our major markets, improved mix demonstrated by strong closings in markets with higher average sales prices and the execution of our price point diversification strategies. Our continued revenue growth this quarter reflects two key components of this strategy, geographic diversification and price point diversification insuring that we’re not overly dependent on a single geography or product segment.

During the first quarter we increased home sales gross margin, total gross margin and total operating margin by 340, 320 and 290 basis points respectively. We continue to benefit from a strong pricing environment, the execution of our price profit improvement and national accounts initiatives and benefits from scale as we leverage our overhead infrastructure through organic revenue growth. These results include a $10 million charge for warranty costs associated with construction defect claims from water intrusion at Trinity Homes, which are included in the cost of sales and which compare to $6.9 million in the same period a year ago. These costs are primarily associated with homes included in the previously disclosed class action suit against Trinity, which I’ll discuss a little bit more momentarily.

Net income for the quarter approached $70 million, a 48% increase over last year. Diluted EPS for the quarter totaled $4.70, up 38% over the prior year. Both figures are records for December quarter. Diluted EPS reflects the inclusion in the diluted share account of approximately 1.17 million shares issuable on conversion of our convertible senior notes in accordance with the EITF statement recently issued by the FASB and which became effective for us in the December quarter. The impact of this was that it reduced diluted EPS for the quarter of this year by $0.30. Since our convertible senior notes were not outstanding at 12/31/03, the adoption of EITF had no impact for diluted EPS in the December quarter of last year.

Our land position as of December 31st totaled 97,862 lots representing a six year supply based on the last 12 months’ closings. Forty-six percent of the lots were owned and 54% were under option, consistent with our last several quarters and in line with our long-term strategy of maintaining a prudent balance between owned and optioned lots.

Beazer Homes’ financial position remained strong during the first quarter. Our cash position was $91.1 million as of December 31 and net debt to total capitalization stood at 44%, slightly better than a year ago and in line with our long-term objectives. We achieved record earnings and improved margins this quarter and we also realized an improvement in average return on equity for the 12 months ended of 22% representing a 250 basis point improvement of over the same period last year.

Last quarter we reported that the court had approved the settlement agreement between the parties in the class action against Trinity Homes on October 20, 2004. No appeal of the court’s order approving the settlement has been received by the courts within the time frame established. We’ve now sent out claims notices to class members who have until February 15th to the file claims. As we receive claims pursuant to the settlement, we’ll continue to accrue our estimated cost to resolve these claims as we’ve been in prior quarters. We expect to know substantially all the number of claims that we file pursuant to the settlement sometime during the second quarter towards the end of the second quarter of fiscal 2005. Now I’ll turn it back to Ian to provide our outlook and conclude our prepared remarks.

I. McCarthy

Thanks, Jim. The basic fundamentals of the housing industry remain strong. Strong demographic trends combined with constraints on land and housing supply will continue to provide excellent opportunities for large public home builders such as Beazer Homes. We’ll continue to capitalize on these opportunities through the execution of strategic initiatives that one, increase profitability by utilizing our size, scale and capabilities as evidenced by a 290 basis point increase in operating margins this quarter; two, increase market penetration through focused product expansion and price point diversification as evidenced by an increase in our average sales price and backlog to $279,000; and three, leverage our national brand, which is built around the customer.

Each and every day we are focused on insuring that our brand promise to provide an enjoyable customer experience plus value is reflected in everything our customers’ experience. With a customer centric focus, we have the opportunity not only to sell homes but to gain lifetime Beazer Homes advocates through repeat purchases and referrals. Our focus on these strategic initiatives combined with record backlog and expectations of continued strength in the housing market provide us confidence in future growth opportunities.

Today, we reiterate our EPS outlook for fiscal 2005 of $20.00 to $21.00 per share absent any unanticipated adverse changes. Our outlook contemplates continued strength in our core markets and the absence of further deterioration in the results and prospects of the Midwest and Charlotte markets. Performance in these markets continues to be challenging due to ongoing economic weakness exacerbated by severe competition at the entry level price points.

In conclusion, we continued our strong track record of performance and achieved record first quarter revenue, net income and earnings per share reflecting our commitment to improved profitability and focused growth. As we continue in fiscal 2005, our strong backlog of $2.35 billion up 42%, coupled with expectations of continued strength in the housing market and excellent opportunities for large public builders provide us confidence in our future growth prospects.

We intend to capitalize on these opportunities by executing on our focused strategic initiatives to achieve our long term growth potential. Jim and I would now be glad to answer your questions and I’d ask the operator to give the instructions for registering your questions.

Coordinator	Thank you. Our first question comes from Ivy Zelman of Credit Suisse First Boston. Miss Zelman, you may ask your question.

I. Zelman

Good morning everybody, good quarter. Can you help us, Ian, a little bit on your guidance for 2005 and break it down a little bit with respect to what you’re anticipating with respect to margins and units and of course pricing.

J. O’Leary

Sure, I’ll cover that, Ivy. If you go back a quarter we talked about roughly 10% unit improvement, flattish price and some improvement in margin. Obviously, we beat the quarter, not the way we expected, we beat it by about $0.30 relative to consensus, which was in line with our guidance but we did it on the lower unit count, lower community count and better pricing, actually, than we anticipated. Now, part of that is the market, part of that is mix. Now, if you’d asked me would I prefer to see, our average sales price a bit closer to $240,000 but a much healthier contribution from the Midwest, absolutely.

We still expect that to be the case, so we do think, a year, we haven’t raised our guidance, we certainly have a little bit of room to beat it now, certainly the $0.30 we’ve talked about today but we still expect roughly 10% unit contribution, a much lower average sales price that’s reflected in our backlog by the time the year finishes out and continued improvement in margins. Actually, we did a little bit better as far as the rate of growth in margins this quarter than we anticipated, particularly on the home building side. We’d expect that to continue, maybe not at the same pace. To be honest, we’re having a lot more success in some of these initiatives than we expected, that’s part of the improvement.

Certainly, I would say the biggest issue is mix and price. If the Midwest were contributing what we expected, that would be lower and you’d see lower margins as well but the unit count, obviously, would be higher. So, still in line with our original guidance, margins could be a bit better than we originally forecasted. I’d like to see our average sales price come down closer to what we originally anticipated, but that obviously reflects a much bigger pro-ratta contribution from some of our big unit but lower margin places like the Midwest, like Charlotte. I’d like to see the Central region, which is Dallas and Houston, come up a little bit as well.

I. Zelman	What would you be comfortable with us modeling for operating margin for fiscal 2005 then?

J. O’Leary	I’d say what you have here plus maybe 50 basis points.

I. Zelman

And with respect to looking at your land supply, obviously at the 97,000 lots or almost 98,000, where are you buying lots today or optioning lots, predominantly, where is that capital being allocated geographically?

I. McCarthy	Ivy, it’s pretty much across the board. We’ve got a very good range of land positions coming through. Obviously we’re still investing in the

West where we see still very good long-term demographics in California; our market in Phoenix, which is very strong at this time; Las Vegas, we’ve got to repurchase in Las Vegas because we’ve basically sold out of communities there, so we’re reinvesting in that; and also in Colorado, so we see a little upturn in Colorado now, which is very welcome. The other very strong markets for us where we’re putting considerable dollars in, I would say in the Mid-Atlantic where we’ve been investing and we’re now really seeing the benefit. Then I would say down in Florida where we see a lot of constraints into those markets and large entities there, properties there, which will come back to us over the next few years. So I would say those are our strongest markets at this time; probably a little less investment in the Midwest; a little less investment in the Southeast at this time.

I. Zelman

Is there any market, MSA, within Florida and/or in California based on MSAs where you think land prices are a bit ahead of themselves and therefore you can keep your powder dry and not be as aggressive in a particular area within those two states?

I. McCarthy	I think it’s difficult to say that we’re ahead of ourselves when the market is still strong and pricing, home pricing, still has some appreciation in there.

So I think that we could have thought that for a long time now, that we may have been ahead of ourselves but in fact the market continues to show strength in that. So I think that at this time we feel comfortable with the pricing that we’re paying. Obviously, we’re watching that to make sure it doesn’t get ahead of itself too far in some of those markets that are very constrained.

We’ve actually taken some positions, particularly in Florida, which a larger position throws their longer term ventures for us and they’re very favorable pricing. Now, we have to do some work to bring this on line. We have entitlement, these are not entitlement risks, but there is work to do in terms of the density and the community count, the number of different types of products within these large communities that they’re at very advantageous pricing at this time. Again, a little bit longer term investing for us, we’ve been more of a retail purchaser over the last few years and now we’re taking some longer positions.

You can see that in fact that our year’s supply of land now is up to six years on a look back basis. So we’re up to six years, part of that reflects the increase that we’ve made in some of these markets, these longer-term commitments. The short answer to that is I think the price that we’re paying today represents a good value for us going forward.

J. O’Leary

And if you look at the six years, I think the 10-Q will be filed later, but you can actually derive it from our 10-K because the mix hasn’t changed substantially. We don’t have six years in some of the markets you might be concerned about. We’re roughly between two and a half to four years, let’s say three, in markets like California, Vegas, the Mid-Atlantic, places where, understandably, prices have risen a lot, affordability is an issue and we’ve tried to keep our investment there and the mix of optioned and owned down to a reasonable level.

The six years, if you looked at our backwards pace, we put investments in Maryland where you’ve got a much slower pace today, which basically quadrupled this quarter, and you’ll see that in future. We put a lot of investment in Florida where affordability is still very good and whether it’s the next California or not, it’s still a phenomenal market with great demographics. If you look at our backward pace, we have a much higher year supply than is actually reflected by what we’re going to do in the next few quarters. That will be a huge market for us in the next few years and a big mix for us in the Midwest where as soon as that gets back to half of where it was two years ago, that six years drops considerably. So, I think we’re a lot more prudently invested than it looks.

I. Zelman

With respect to Florida, realizing it’s a phenomenal market right now, your, I guess, decision to change your strategy from being a retail buyer to a longer-term commitment, is that due to just the frenzy that we see going on with a lot of the public builders trying to load up on land there? Do you feel like you’re missing the boat if you don’t make those long-term commitments?

I. McCarthy

I don’t think that’s the case. I think that we’ve found opportunities there being in those markets that are very advantageous for us and I think they’re good strategic investments. We still have the retail lots that we’re building on today but going forward in Jacksonville, in Orlando, in Tampa, these are big strategic investments in markets which are very, very tightly constrained in terms of supply. So these are investments for the next few years for us. We don’t feel we’re reacting to a frenzy; we’re building on lots today that we’ve been buying over a number years and these, we believe, are strategic long term investments in a market that is not going to become any easier to build in in the years to come. But the prospects, the demographics in those markets are still very, very positive.

I. Zelman

I realize that, but what’s changed, Ian, why now? You could have said three years ago you should have buying land in longer-term commitments in those hot markets, Jacksonville, now it’s so hot. I’m just curious, what has changed strategically that now you’re stepping up and making those long term commitments.

I. McCarthy

I think part of it is looking at the market and the dynamics in the market and partly it’s the size of the company now. I think that we have the firepower to be able to go out. We have many, many years of strong earnings that we’ve now, we’ve got the balance sheet that we can go out. Over the last year or 18 months, we’ve strengthened our balance sheet and we focused on that and we believe these are the right investments to make at this time. So I think it’s partly the market and it’s partly just the size and scope of the company now that this is the right time for us to do it.

I. Zelman

I’ll try to not take up the whole time, but just real quickly, cancellation rates, roughly, company wide and then given the challenges in Charlotte and in the Ohio-Indiana market, can you tell us maybe if those are higher than the average?

J. O’Leary	Sure, Ivy, it went down from 27% to 25% this quarter.

I. Zelman	I’m sorry, 27% was last quarter?

J. O’Leary

Twenty-seven percent, 27.2% year ago last, 25% this past quarter. Interestingly enough, it came down because an improvement in strong markets, the places where you’re on either waiting lists or you have deep backlogs that are going to be twice as big if you wanted to sell. Those markets came down a bit because just don’t have cancellations. The Midwest stayed roughly flat and obviously they were above the company average. The markets like Charlotte, Houston, Midwest where we’re still a little bit more dependent, obviously a lot more dependent, on entry level buyer in those markets, they’re above the company average in the 30s, 40s.

I. Zelman	And did you said the Midwest was basically flat, was there any increases in the other markets where you’re challenged a bit?

J. O’Leary	Nothing that would be notable, but if I’m wrong, I’ll come back to you.

I. Zelman

Okay, and you know how I’m focused on financial services and ARMs and stuff. Can you just give us some numbers related to what percent of your business is ARMs and IOs compared to a year ago and what your LTV ratios are and some of that financial data please?

J. O’Leary	Sure, our LTV is 83% and we’re getting the ARM number for you. I think it’s in the high 30’s.

I. McCarthy	It’s 39%.

I. Zelman	What was that versus a year go?

I. McCarthy	I don’t have that figure right here. Yes I do, it was actually about 20% a year ago, so it’s gone up to about 39%.

Coordinator	Todd Vencil of BB&T Capital Markets, you may ask your question.

T. Vencil	Hello, guys. How are you?

J. O’Leary	Hello, Todd, how are you?

T. Vencil

Good. I know this is going to be difficult to do but I figure I’ll ask you to give it a shot anyway. Can you maybe break out the margin improvement, which by the way was very impressive, and give us an indication of how much of that you think was due to your internal initiatives and leveraging a larger company versus changes in mix.

J. O’Leary

Rather than break it out I’ll give you some of the pieces I think you need to do it and their absolute numbers that are included in our year forecast. But I think it will help you back into if you looked at our average price and you did a little bit of the numbers on what average sales price in individual markets are and then you plug this I think you’d be able to get it relatively easy. I’d do it if I had done it myself but I’m not sure it’s that important. We, this year, and if you go back about a year and a half ago when we first started talking about, for example, our national accounts initiatives, we did about $5 million or $6 million of direct rebates and really didn’t have a preferred account or a sole providers except for one or two categories.

This year, fiscal 2005, we should probably do about $20 million plus, somewhere between $19 million and $21 million this year just direct rebates and that really doesn’t reflect our efforts in this area because we’re not focused on rebates, we’re focused on direct costs all-in reductions. So, if you go back to a year and a half ago to today, we basically quadrupled the rebate, which is an easy number to calculate, but we’re not trying to drive the rebate, necessarily. In appliances, and cabinets and a host of individual categories, our direct cost reductions are probably considerably greater than that improvement because in the case of appliances we negotiate directly with General Electric, they ship directly to you. In the case of cabinets, for the most part you’re dealing with four or five guys who don’t go through distribution they go directly to you. So we’ve been able to negotiate rebates on the backend plus upfront direct cost reductions. So, the $20 million plus anywhere between another $10 million and $20 million I think is the improvement we’ve had over the last year and a half. Now that would be for the full year.

Now, that also doesn’t reflect a lot of the things you have to do to get to that improvement, which we’re seeing a lot of success on. Like anything it’s got some fits and starts on plan reduction and specification reduction, on minimizing specification creep. Those things can be anywhere between 50 and 100 basis points but I’d be purely speculating. Those are things that I think over the long term are going to do a lot more to narrow the gap between ourselves and some of the other big builder brethren that are out there because they not only have a one time impact, they have sustained impact as the company continues to grow. The rebate dollar eventually hits a point of diminishing returns without a huge increase in the average size of the company. You’re going to hit an average per home rebate of somewhere between 1500 and 2000 in the next year or so and then you’ll probably level off. We’ve gone from about 500 to 1100 to 1200 this year. We are seeing some improvement but in the grand scheme of things our price point diversification moving up in price point is still probably more than 50% of the improvement.

T. Vencil

Then just to try to get you to drill down on something else, with regard to the continued delay from the hurricanes, do you guys have a walking around number of how many net units you think you might have been hit by in the December quarter?

J. O’Leary

I think last year, meaning the September 30, 2004 quarter, we said it was about 150 to 200 because that’s when the hurricanes actually hit. I think that’s a number that continues to carry forward because those are closings we thought we had, we absolutely missed. Now, what you see, I’ll give you the examples, we have a community delay in Tampa, just can’t get the water meters. It’s not a question of we’re not ready go as soon as we get them, we just need the people to come out and do it and they’re all working on other issues. Not just Beazer, every big builder has been impacted by this. If you look at shingles, everyone’s on allocation there now, particularly in Orlando. Those types of things, I think, are carrying that 150 to 200 out into next quarter and to beyond. So I think that’s probably the right number.

If you ask me are we worried about getting them, I’d say probably not. Those are healthy markets, strong demand, for the most parts in very affordable segments where anything we lost in backlog we’ve got two or three people lined up for. So I really do believe that’s purely a timing issue.

Coordinator	Margaret Whelan of UBS you may ask your question.

M. Whelan	Good morning, guys.

I. McCarthy	Hello, Margaret.

M. Whelan

Well done. Just in answer to Ivy’s question, Jim, you said you thought your operating margin, I guess your EBIT will be up 50 basis points by the end of the year versus the quarter just reported. Is that right?

J. O’Leary	It’s a continuation of that. Again, that’s going to be most impacted by mix relative to anything else.

M. Whelan	Okay, so your EBIT you reported was 12.4 and we should be at a run rate of 12.9.

J. O’Leary	Yes.

M. Whelan	Then your estimates are far too low.

J. O’Leary	If you think so.

M. Whelan	Based on...

J. O’Leary	Again, if mix changes it they’re not too far, they’re not too low.

I. McCarthy

That’s the point, Margaret. We’re expecting to see, we would certainly like to see the Midwest improve and pick these numbers up and it will pull the average price down. That’s the key for us. We’ve got this distribution at this time where our West coast markets, our Mid-Atlantic markets are strong, they’re delivering good results and they’re pushing our average price up, which is good and we like that but we want to drive the Midwest. We’re under performing there and we want to see that come up. So it’s going to pull our average price down. I think you need to factor that in as well.

M. Whelan	So the 50 bps is contingent on the Midwest.

J. O’Leary	Coming back to some extent, that’s right.

M. Whelan

Then the only other question I had was what was your breakdown at the end of the year in terms of price points that you’re reaching now because I know you’ve been focusing on moving away from entry level. Do you have a sense for that yet?

I. McCarthy

What we have, and I think if you, I’m sure you’ve seen the annual report this year, for the last two years we’ve really talked clearly about how we’re trying to get a strategy across markets, every market that we’re in, and you can’t put it in dollar terms because if we compare Indiana and we compare California, those dollars are so different. But the strategy we have is to have an economy product in every price point, which is truly price sensitive, is where the buyer is looking for a price sensitive product and typically first time buyer.

We’re looking to have a value product where price is still important but it’s not the only consideration. There’s some specification levels that are becoming more important. Then we’re having a style product which is really where price is not nearly as important. It’s typically a much higher price as where features are a lot more important to the buyer. So we want to have each of those three sectors across each of our markets. Then we’re adding on to that active adult in many of our markets. We’ve been doing it quite considerably in the Mid-Atlantic; we’re really attracting those buyers in Florida and some of our West Coast markets. They’re not all in restricted communities but some of them will be.

So, the strategy for us is to have that economy, value, style product across all of our markets and that’s what we’re stressing. That’s why you’re seeing to a degree similar price point really come up as we start to bring that style product in and then overlaying that and varying by market we’ll be adding active adult communities as we go forward. The active adult communities can either be in economy, value or style. They can be in any of those three. So, again, difficult to put dollar numbers on the price points there because they vary, but the strategy is clearly defined for every one of our markets in terms of where we want to be in each of those sectors.

Coordinator	John Lynch of Lynch Research, you may ask your question.

J. Lynch	Good morning.

I. McCarthy	Hello, John.

J. Lynch

In terms of job growth, Ohio, Indiana, Charlotte, Houston, are these markets experiencing any job growth, any significant change there? Is there any expectation that if they’re not yet that they might in the near term?

I. McCarthy

John, the job growth in those markets is certainly less than we’d like it. I think there is some very minor positive job growth in those markets. Those markets are obviously trying to redefine themselves. We see long term the potential in those markets to be good solid markets. They’re very large markets, take Indiana, take Ohio, take Charlotte in North Carolina, all the markets that we have weakness in at this time we’re working to try and correct that. But I’ll tell you, it’s not coming around as fast as we would like. We would certainly like to see the economy pick up a bit faster. We’d like to see more job growth.

I think what the markets in Indiana and Ohio in particular have to do is focus on non-manufacturing jobs. They’ve got to attract other service type jobs and we are going to be dependent on that happening. So we want to see that job growth to pick up our prospects in those markets. We’re well positioned in those markets for long term good returns for us but in the short term we are not seeing the results that we would like. We’re not seeing the pick up in the economy that we’d like and we’re seeing some pretty intense competition in those markets.

So we feel, long-term the changes that we’re making, they’re coming through in terms of product changes, organizational changes but they’re not as quick as we’d like. So we would certainly like to see some better job growth over this this next year. We’d like to see some stimulus in those markets because at the moment, they’re tougher than we’d like.

J. Lynch	Is one of the problems that you and maybe other competitors have over built in those markets? Are you running ahead of the market in terms of the products your putting out?

I. McCarthy

There’s a little bit of that. Basically we haven’t got a lot of inventory in those markets; we’re trying to control it. But there are a number of non-public companies in those markets which are potentially building ahead of the market. I will say that overall in those markets there is more inventory that we would like. So we’re trying to control that in terms of what we’re doing in the market but I would say, yes, at this time there probably is more inventory in those markets than we’re seeing in many other markets.

Coordinator	Stephen Kim of Smith Barney, you may ask your question.

S. Kim	Thanks very much. Can you hear me?

I. McCarthy	Hello, Steve.

S. Kim

I got on the call a little late, so I apologize if you addressed this. But my question relates to your returns on capital in the Midwest. I’m not sure whether you’re comfortable giving this information out but my question is basically how much lower than the company average right now, ball park figures, do you think the Midwest is running? That will be my first question.

J. O’Leary

I’m not wildly comfortable about it and if I’m wrong I’ll come back to you. I’m sure it’s anywhere between 5% and 10% lower than the company average. If you just looked at we’re hitting our numbers, we’re doing very well, return on capital went up but again, it’s the mix issue of we are a little bit more concentrated in the Midwest than your typical national builder. You’ve got more regional guys there that are focused and if you looked at their returns relative to ...and NVR who’s very centered in a region where we do as well as they do but we don’t have as much or as pure a mix as they do. That same type of disparity is what you’d see with us. My guess is it’s somewhere between 500 basis points and 10%.

S. Kim	Have you taken any write downs this quarter on the land?

J. O’Leary

Stephen, we think the land is absolutely fine. We have not taken any write downs and obviously as we go into the next quarter the valuation date for our intangibles is April 30th. That’s something we’ll be working on. We have done, as a company, all the right things as far as repositioning the product line, changing over management, changing over sales people, really dramatically overhauling a company that was purely focused on entry level.

Actually, I’m glad you asked this question after Mr. Lynch’s question, the entry level has been much tougher in each one of these markets. The mix of job growth, particularly if you say, hey, employment’s flat, it’s actually not flat it’s been down in the manufacturing area. It’s been up or flat in the white collar segment but we are not and have not been positioned there. We’ve changed over the company dramatically in the last year and a half but whether or not that’s making a difference in the next quarter or two, I think we’re going to have to go through the exercise and then see whether or not the near-term and medium-term prospects align with the long-term. I think long-term we’re doing absolutely the right thing. If you look at, I hate to name competitors but a Schottenstein’s results, they weren’t terrible there, they were actually pretty good but they’re at a much higher price point there.

If you’re selling at first time move-up, second time move-up, you’re doing a lot better than some of the private and some of the smaller public guys that Ian mentioned, you know, who have put a little bit more in the market than you’d like to see. They are now competing on price and it is impacting us and mathematically it comes back to your original question. We absolutely do have a low return on capital this quarter and for the last few quarters in the Midwest market and not just the Midwest, bigger market like Charlotte, or Lexington, those markets as well.

S. Kim

Great, I appreciate that. The second question I had related to the company’s brand initiatives. I know that you guys, like a few other builders but I think you’re probably one of the more focused on brand name establishment than some of the other builders out there. My question relates to the value of a brand in home building. Have you done any work on how much you think people may be willing to pay up for any brand in home building? Because I think there’s a sense among some people that brands and home building don’t really give you any benefit because your average person would be just as happy buying a house from Joe Smith builders as he would from a Beazer or a Centex or a Pulte. In fact, just by having brand name recognition you almost create a liability for yourself by putting a big bulls eye on your chest if anybody wants to be litigious. So, can you talk to us about any work you’ve done that tells you about having a brand actually has accrued benefit for somebody in the industry?

I. McCarthy	Steve, what I would say on that is certainly the larger builders, just to turn it around the back way, the larger builders have got a bulls eye in terms of the litigious environment and we’d certainly like to see that change and I think all of the builders and the home builders, the National Association of Home Builders, are all working on that to try and get some tort reform to change the legal environment because there is a difficult litigious situation today. That’s the first point.

In terms of the brand we haven’t quantified it in terms of dollars. We spent a long period of time here working on this. What we’re trying to do here is make sure there is value in the brand and as I say, we haven’t quantified it in terms of dollars but the research we’ve done in terms of home buyers, they don’t really like the process of buying a home. This is not like going to a supermarket and doing their shopping. This is something that’s a big purchase for them; it’s difficult for them to understand.

What we’re focusing our brand around, as I said earlier on, is making it a more enjoyable experience for the customer; make them understand that when they come to Beazer, we’re going to take care of them. We’re going to take them all the way through that process and we’re not only going to do it in our very best markets we’re going to do it in every single market and that’s the whole point here. The brand is a brand facing out to the customer and it’s also a brand facing in to every one of our subcontractors and our partners internally and say these are the standards that we expect to give to every single customer.

So the brand faces both directions and it’s an umbrella for us, these strategic initiatives we have within the company in terms of profitability in terms of market penetration. I talked about economy, value, style, all of these things come under the brand internally; the customer will then see it in terms of the service they get. I would say at the end of the day you are going to see builders like Beazer having customers who then become advocates for them and say the experience I had with Beazer was good and I’m going to refer that to my friends and family. We found that in every single case and every customer, and we did thousands of surveys here as we were developing this, in every case the purchase of a home was not an impulse buy it was something that the customer went back and they number one referral they made were to friends and family.

The way that we leverage our brand across all of the markets that we’re in and then get that referral rate from all of those customers and all of those customer’s friends and all of those customers relatives is absolutely what we’re building this brand for. This is how we’re going to do it and we think it’s the only scalable model. We don’t think that being good in one market and being something completely different in another market is a scalable model.

We think this is something that we’re working on today for the future and we’re seeing, through these strategic initiatives, as I said earlier on, 290 basis point increase in operating margin in this quarter, we’re seeing better penetration into the higher price points. All of this is part of our brand and I think long term you’re going to see the companies who focus on this are certainly going to be better positioned as these larger builders like Beazer become larger and larger going forward.

S. Kim	Thanks, but I just have one quick question if I could.

I. McCarthy	Sure.

S. Kim

It relates to your operating margin. Obviously you had a great operating margin this quarter despite, obviously, Midwest not withstanding. As have many other large public builders done very well on the margin front, my question is how high do you think your operating margin can theoretically go in this industry? Because heretofore, I think most people in prior cycles thought that probably you’re talking about 10% op margin is kind of the ceiling and of course, you’ve blown right through that and people at this point think it’s over extended and it’s got to come back normalized to some higher mean that is still lower than where it is today. So they sort of feel like these are unsustainable margins. Do builders seem to operate with an idea that margins can go higher comfortably and one of the reasons they give for that is in some of their regions or larger markets they get very high margins that are higher than the company averages. Where do you come down at? Do you think margins right now are a little higher than normal and are set to come back at some point in the future or do you think that we’re going to go onwards and upwards from here and where do you think that level would be?

I. McCarthy

Steve, I wouldn’t like to put a figure on that. What I would say is, as you know, where we came from was very much focused on return on capital and we still want to do that. We did a lot of it years ago by asset turn. We recognize today that because of the investment we have to make in all of these margins we can get that asset turn, so we’re very focused on margins. We are below the pack still and we’re coming up into the pack.

So I would say that our exposure to any pullback on margins shouldn’t be as much as some others. We’ve still got room to come up there and we’re doing it, I believe, because there are real constraints in the market. You’re seeing the big builders really becoming dominant in these markets and I think that’s going to give us the ability to push margins. Also, efficiency within these markets; we’re becoming more and more efficient as we go forward.

Jim talked about our purchasing initiatives; there are many efficiencies there. I do think that the industry is changing. The industry now is becoming a lot more consolidated through the larger builders, particularly in some of the big markets. We’ve always felt we’d much rather have competition from other public builders who are pushing the margins, rather than the previously dominant pick-up builders, the small fragmented builders who really were working for wages rather than working for an overall margin. So, I think you’re seeing a structural change in the industry that I think we’ll continue to enhance the margins but I wouldn’t like to say how far they can go. What I’d say for Beazer is I think we still have room within the industry to come up into the middle of the pack, which is what we’re looking to do. We’re achieving it, we’re moving up there, so I think we, as a company, have got room to grow still.

Coordinator	Timothy Jones of Wasserman and Associates you may ask your question.

T. Jones	Can you hear me?

J. O’Leary	Hello, Tim. How are you?

T. Jones

I’m fine. I was called out for five minutes and I’m sorry but I’m having a lot of trouble getting to your average price. Let’s go over this, okay, for the year. Basically you said that your first quarter average price was $152,000 and $178,000 or something in the backlog.

L. O’Leary	It’s $252,000, Tim.

T. Jones

So, $252,000 and $278,000. You expect a substantial rise in the Midwest yet in the first quarter backlogs were down around 10%, orders were down 5% and you’re sitting here with the West up with 750 units in backlog, which is much higher priced as opposed to the Midwest down 100. With lower subdivisions and lower orders and backlog how do you expect this dramatic turnaround in the Midwest?

I. McCarthy

The point we’re making here, Tim, is that we haven’t sold to the level that we would expect in the Midwest. We expected to beat our December comp in the Midwest, which was still quite a low number and we didn’t achieve it; we’re disappointed with that. We’re refocused and we expect there will be a turnaround. These numbers in the Midwest, with the number of communities we have in the Midwest, are way below our expectations. So we’re not achieving the sales that we want to achieve, but we’re focused on achieving that.

So what we would expect and we look internally at our budget numbers and what we expect out of each of our communities in the Midwest, the numbers should go up as we go through the spring into the summer. That’s how we say we don’t think that our sales rates will increase appreciably in those higher priced margins, California, Mid-Atlantic we saw a 60% increase in the Mid-Atlantic sales.

We don’t expect to sustain that kind of increase going forward. What we’re saying is normalize those numbers in those higher priced markets but let’s get some increased sales in the Midwest and Charlotte, another low average price point for us. If we achieve that, and we want to achieve it, if we achieve that, then we’ll see our average price being pulled down, which is a positive for us because it means the Midwest and charlotte in particular have picked up and have reached the internal goals that we’re setting for ourselves.

J. O’Leary

Tim, you hit on the principle that’s one of the toughest things that we have in giving guidance and one of our toughest operational challenges but if you go back a year and a half, two years ago, the Midwest and Charlotte between the two of them were doing somewhere between 1500 and 2000 units higher. Now, the issue we have is the segment we’re serving has been hard hit, the local economies particularly with respect to job growth have been challenged but we’re putting new product out in the field.

We’re coming up into the principle sale season; after the super bowl things either happen or they don’t. If you get the type of unit growth out of the community count we have in both of those places, and both of those markets, by the way, have substantially more communities and a higher land supply than any other market we’re in, we certainly have the leverage if the economy is there and the product is well received, we should do those types of numbers. We’ve done them before, some of the predecessor companies had done them before, but we won’t know that until after the Super Bowl kick off of the sale season. But we expect it to be there.

We’ve done all the right operational things we just need to market to be there for us.

T. Jones	We expect a dramatic increase in the subdivisions in the next couple quarters in the Midwest, can you quantify that with a 128 versus 135 at the end of the first quarter.

I. McCarthy

The subdivisions are there and they’ve been there all the way through. What we’re saying is our sales rate per subdivision is so low in those markets, its way below our expectations. So we believe the subdivisions are there, the communities are open, there’s new product coming on stream, we’ve organizationally changed the structure of those markets, we’re positioned to drive those markets forward. We’re putting a lot of effort into doing it. We have been for some time putting a lot of effort into driving those markets forward. To date it hasn’t happened and we are disappointed with that. We, assume so, we are very focused on making those sales as w go through the spring as we get into the summer and that’s what we’re focused on. That’s why we’d like to see that average price come down. It reflects the fact that the Midwest and Charlotte in particular has come back to where we’d like to see it. If it doesn’t come through than more than likely our average price will stay up somewhat but we’ll be very disappointed in the operations that we’re focused on now to make those sales, Midwest and Charlotte in particular.

T. Jones	I’ve heard builders saying that Charlotte is turning around, not the Midwest but Charlotte and the Carolinas; you’re not experiencing that?

I. McCarthy

We haven’t seen that yet. We’ve been in those markets since the 1970s and the company’s been there since that time and this is the toughest we’ve seen it. In fact there are more people coming into those markets. It’s unbelievable that more builders are still coming into the Charlotte market in terms of the very difficult conditions there. We are very focused and we have been very focused there on the entry price point. We’d like to expand that somewhat, it just takes time to do that but we’re seeing others coming in. We actually see competition increasing there as we go forward. We’ve got communities there, we have expectations of getting those sales up and that’s what we’re very focused on for these next few months.

T. Jones	The market itself basically turning around somewhat, but there’s still more builders therefore it’s static.

I. McCarthy

I honestly don’t think the market’s really turning around. I think it’s very flat at best and more competition in those markets. I think it’s tough; we recognize it’s tough but we’re going to put our best face on there and make the best return we possibly can in that market.

Coordinator	David Knott of Knott Partners you may ask your question.

D. Knott	Hello.

I. McCarthy	Hello, David.

D. Knott

Your SG&A depending how you calculate it went up 42 or 46 bps year-over-year in the quarter. Why would it have gone up if last year you were in the branding mode and you were spending whatever it was $3 or $4 million a quarter and that’s, as I understand it, over with?

J. O’Leary

I think the percentage is less relevant but I’ll come back to that in a minute. In absolute terms it went up by about $14 million. We’ve added people; we’ve been spending money, not just on the one time branding costs but on brand development in every market. We’ve got a number of training initiatives underway around the branding and around a lot of the other things we’re doing and that is typically unit count driven. This quarter, had you had a few of the closings that we think are purely timing, Northern California, for example, high gross margin, high revenue place.

If you had the type of unit count, which we’re prepared to do and are staffed up adequately to do in a couple of markets that Ian just ticked off, particularly the Midwest, you’d absolutely see a pretty material a decline in those numbers. But the absolutely increase, that $14 million, our initiatives have been put in place to prepare ourselves for growth. While there are variable costs if you know you’re going into a market slowdown, what we’re talking about here are timing issues.

When you get back those closings in the West, we just talked about 150 to 200, probably more closings in Florida where you go back to the question that Ivy asked before, we put a lot of investment including in people and resources to position ourselves for growth in Florida. So you typically see the overheads come before that, so that’s the absolute dollar increase, David. My guess is if you add the 200 plus the 150 to 200 in Northern Cal that we didn’t get you’d see that drop right down probably below the number you picked off earlier where we were at the end of last year.

Coordinator	Michael Kender, you may ask your question.

M. Kender

Most of them have been answered but a couple of quick follow-ups. One is on the owned and optioned mix; given that you’re looking at longer land positions in some of your markets, how should we see that maneuver for the next couple years?

I. McCarthy

Mike, we’ve always kept it what we say is around 50% either side of that. Some of these longer-term land positions we can actually option as well. So some of those we’re taking an option on so we would like to keep it in this balance. We’ve been slightly heavier on the options, 54% currently; we’ve been like that for some time now. I don’t think today it’s going to change substantially we’ll obviously keep you informed if we do see a change in that. But today we still think within that range either side 5% plus or minus of 50% is where we feel comfortable today.

M. Kender	The other thing is in terms of active adult what percent of your mix is that right now, just roughly?

I. McCarthy

It’s a very small mix at this time. We’ve been doing less than 5% I’d say. We haven’t done a lot of active adult in restricted communities. We’ve done it in New Jersey, we’ve done it in Maryland, we’re just about to enter it in Virginia. We have targeted a lot of active adult in terms of profile, in terms of the product that we’re putting out there within our existing communities. We’re doing a lot of that. So when I say active adult it doesn’t mean it’s necessarily in restricted communities.

We will be doing some of those but we’ll also be targeting those buyers in many of our communities. They’re not just in the traditional Phoenix and Florida markets, many people now want to retire in place and that’s the market we’ve been tapping into successfully in the Mid-Atlantic. So we’ll be just targeting that buyer in the profile and the psycho-graphics that we look at in terms of positioning our product and our pricing. We do expect that to go up over time and certainly we’ll keep you informed of how we’re progressing on that.

Coordinator	Michael Rehart, you may ask your question.

M. Rehart	Good morning.

I. McCarthy	Hello, Michael.

M. Rehart

I just had a question, I just wanted a little further clarification if I could on the gross margin side with the improvement that came through. You had talked about improvements in rebate but I was wondering if you could just recap, if possible, what came from just positive pricing versus mix versus improvements in lowered costs.

J. O’Leary

I gave you kind of absolute numbers for the year and for prior years on the rebates. I told you scale and order of magnitude on what we think are related to direct cost savings. I’m reluctant to give you what I think is pure price because particularly in our case it varies so much by market and to say it’s pure price and it’s just the market and not things we’re doing is not something I want you to take away from that because if you look at what we’re doing in a number of places pricing up a lot of our average sales price increase is moving away from entry level and it’s a different type of product.

So, you can go through, when the 10-Q comes out you’ll see what the average price per market is and if you back out the numbers I gave you the rest is price. But I don’t think its price purely the market, a lot of it is price. Things we’re doing to diversify move up the value chain, sell more options; we sell more options every quarter than we did the prior quarter which have 40% plus gross margins. So a lot of what you see isn’t price “the market”, it’s price including things we’re doing to diversify the product line and to sell more to every prospect at those diversified product lines.

For example, you’re not going to sell a lot of options to entry level people who you just want to get to the finish line. That’s why we’re trying to sell first time move up, second time move up and in some cases style buyers as Ian pointed because the option revenues there are considerably higher and a considerable higher gross margin.

M. Rehart	Did you say what your options as a percent of revenue was this quarter versus a year ago.

J. O’Leary	I did not, Michael, but we’ll get that for you. I want to say it’s about 8%.

M. Rehart	Do you know what it was, roughly, for fiscal ‘04?

J. O’Leary	Probably less than 8% but we’ll get that for you.

M. Rehart	And just going forward, I know you talked about maybe having for the full year operating margins up about 50 basis points.

J. O’Leary

That is the most variable number. And again, I think Tim just asked a really good question on what happens if the Midwest comes on. A statistic I didn’t throw out, you’ll get it out of our 10-Q, we have roughly a quarter to a third of our subdivisions in the Midwest and Charlotte, which are high volume, lower price point communities. If those come on as they have in the past as we want them to in the next quarter or two, not one single number we gave you on margins will end up being accurate and we’ll all be ecstatic.

M. Rehart	But like you said, at this point Midwest and Charlotte is lagging your expectations.

J. O’Leary

Absolutely, but in the case of the Midwest, we’re taking every action we can so that it’s either there or it’s not in probably February and March. Now, if it’s not, we obviously have to take a hard look at our investment and what’s going on there. But, we’re positioned, we’ve done everything we could and it’s really a question of the economy, job growth and all the things that are driving positively the markets where we’re outperforming our mix of Midwest business is causing us to lag a bit but it’s primarily on the unit side.

I want to point out that we haven’t had average price decreases there and over the long term, but the long term is probably a few years as we get away from the entry level price point exclusively and diversify ourselves around what we would call the value and style price points. You’ll see that go up. But Michael, unfortunately, you know this better than we do or better than I do certainly, it takes a while to turn around a battleship. You only have two or three months sell window to do that but I think we’ve done everything that could be done to benefit from the market if it’s there.

M. Rehart	Is current guidance based on the Midwest and Charlotte staying where it is or where it was in the first quarter or a little bit better than what it’s been.

J. O’Leary

We’re not changing our original guidance and that original guidance assumed considerably better results out of the Midwest than we’ve seen. We still expect those results to be there. But offsetting that, and the reason why we had such a great quarter, the Midwest wasn’t there. We expect it to be there in the next two or three quarters, but we also didn’t expect the average prices to go up to the extent they have in a couple of our other markets. We didn’t expect the level of out performance we’ve seen in

Southern California to be there. So, on one hand it taketh and the other hand it giveth.

M. Rehart

Right, considering that the order ASPs are up 15% this quarter, they were up, I’m sorry, 19% this quarter and that’s 15% the prior quarter would it be reasonable to assume that your ASPs should continue this trend of double digit growth?

J. O’Leary

I think it would be insane to. We don’t. We don’t when we accept land deals, we don’t when we forecast, we don’t when we give you guys guidance. I came from industries where if you came away from Ford with a 6% price decrease you were high-fiving yourself. So, is it sustainable, you should ask the economist serving your firm if he thinks it’s sustainable. We don’t forecast that in our models.

M. Rehart	Right, but your order ASP is up 19% for the quarter.

J. O’Leary	To 278, that’s right.

I. McCarthy	The point there Michael is there’s not just price increase there it’s a lot to do with mix. The point we were making there, as Jim just said, Southern

California was very strong, continues to be very strong, a much higher price point for us than across the country. The Mid-Atlantic, sales up 60% in this quarter, obviously we’re very focused on looking at the Midwest, looking at Charlotte where we’re totally under performing at this time but at the same time that’s the reason why we have geographic balance within the company we can take a market like the Mid-Atlantic and be up 60% in this quarter and that’s really driving the average sales price. It’s not driving it through price increases per se in the market. There are some but it’s driving it because the average price in that Mid-Atlantic region is so much higher than the company average. So, you need to look at that and not expect us to necessarily continue to drive 19% to 20% average sales price increases.

The point Jim’s making is what we’re all focused on is strong Beazer economy across the country but fairly well sustained but a much stronger Midwest and Charlotte where we are very focused. We are under performing in those markets and if we bring those markets up as we want to do our average price will have to come down because the average price in those markets is so much lower. But to use Jim’s words, we will be ecstatic if that happens. So it’s down average sales price but reflecting much better sales orders in the Mid-Atlantic. So that’s the key point here.

J. O’Leary

Michael, when you go through the backlog by market in the press release if you look at our unit backlog which is up 18% and our dollar backlog, which is up 42%, all you needed was a modest shift of units to Midwest or Charlotte and that changes those dynamics considerably.

I. McCarthy	Operator, I realize there are other builders who are starting in this time slot, so I think we probably need just one more question and then we’ll have to cut it off at that time.

Coordinator	Thank you. Our final question comes from Gabriel Kim of Basswood Partners.

G. Kim	Good morning.

J. O’Leary	Good morning, Gabe.

I. McCarthy	Good morning, Gabe.

G. Kim

Hello, how are you? I just wanted to follow-up on that question about SG&A that was asked earlier. My recollection was that the branding, sort of those non-recurring branding expenses were pretty much done with but then, I think, Jim, you mentioned that there was some of that still in the quarter. Could you tell me how much that worked out to in the quarter?

I. McCarthy

I think what we said in Jim’s reply to that previous question was that really the overhead, the SG&A being up this quarter reflects more our slightly reduced top line growth than we expected. Branding is really not a major contribution here other than some training initiatives which rolled over from September. We have a lot of employees, we have some new employees. Part of this whole concept of branding is everyone has to be trained. So there is some training expense in that quarter. In fact, the training associated with the branding is substantially completed. What we’ll have to do now is only train new employees. So I think the only real branding cost in that quarter was due to training.

What we’ve done now is we’ve made the major changes which were essential overheads. We pushed all the branding down into each of our markets and their budgeting, their marketing expenses, will pick up representing the brand. It was the change that we had to incur in 2004. So I don’t think you should worry too much about branding being an effect on SG&A. SG&A being slightly higher in this quarter was really more reflection of the top line than anything else.

G. Kim

Okay and then over sort of on the SG&A in your mortgage origination business, if I sort of look at your SG&A percentage related to mortgages over revenue, this is sort of the first time it’s actually been over 100%. Is there something quirky going on in the first quarter or is this something that I should expect to see going forward.

I. McCarthy

Obviously, the revenue in our mortgage business is slightly down as well. Our capture rate which had been up in the 70s is down into the 60s now. Part of that reflects the much tougher environment out there, obviously, in the mortgage market. The refinances are not coming through now so the whole mortgage market has become more competitive; good actually for our customers because there’s competitive rates out there but in terms of what we’re able to do the number of buyers that we can capture inside Beazer Mortgage has gone down and I think that’s pushed the SG&A up a little bit. Again, probably a top line effect in the SG&A line.

J. O’Leary

It’s only $400,000 and you’ve got mortgage people in every branch and you’ve got some certain fixed costs to staff buyers who come in. That doesn’t change much and only $400,000 is probably a little bit variable in raises and new people.

G. Kim

Okay, and then last question is just on the operating margin guidance. I think this was Margaret’s question, on the operating margin there was 50 basis points of up side and that was premised on the Midwest recovering, is that correct?

J. O’Leary

Yes, our original guidance contemplated much stronger, as by the way still does, much stronger results out of the Midwest and we really didn’t factor in, as we just talked about with Michael, we didn’t factor in the type of price increases and mix shift that we had. If the Midwest recovers and Charlotte as well you’d have a much higher unit count, much lower price point ASP and gross margin but I think probably a better question to into a lot of detail on in the next quarter because you’ll be into the year, you’ll see what the selling season and as we said, we would be ecstatic if our ASP is much lower but we have higher unit and absolute profits out of these markets.

G. Kim	So in that scenario though I should expect to see gross margins slightly lower, but sort of the offsetting units will give you guys that 50 basis points.

J. O’Leary

That’s right. We’d like to, again, this is counter-intuitive but we’d be ecstatic if 278 wasn’t the average price in our backlog, it was considerably lower because in the Midwest our ASP is 150, dramatically different than the west.

I. McCarthy

Thanks very much. We’ve discusses a lot of issues today. Obviously Jim and I are still here today. We’d be pleased to follow up with anyone if anyone would like to call in. We’d just like to thank everyone for joining us today. As we said previously there will be a recording of this conference call with a slide presentation and it will be on the investor relations section of our Web site, beazer.com, this afternoon. I apologize for my cold, but I hope that we answered all of those questions. Again, Jim and I will be available today to answer any further questions or any follow up questions you have. Thank you and we look forward to talking to you in the future. Thank you.

Coordinator	Thank you for joining. That does conclude today’s call. You may disconnect at this time.